Exhibit 21.1

New Aristotle Holdings, Inc. and Subsidiaries

Subsidiaries of the Registrant

Subsidiary	State or Other Jurisdiction of Incorporation

Alberto-Culver AB	Sweden
Alberto-Culver Company LLC	Delaware
Alberto-Culver Holland B.V.	The Netherlands
Alberto-Culver Holdings Australia Pty. Ltd.	Australia
Alberto-Culver Group Ltd.	United Kingdom
Alberto-Culver Canada, Inc.	Canada
Alberto-Culver Company (U.K.), Limited	United Kingdom
Alberto-Culver Holdings, Ltd.	Bermuda
Alberto-Culver International, Inc.	Delaware
Alberto-Culver de Mexico, S.A. de C.V.	Mexico
Alberto-Culver (N.Z.) Ltd.	New Zealand
Alberto-Culver (P.R.), Inc.	Delaware
Alberto-Culver USA, Inc.	Delaware
Armitage International Insurance Co, LTD	Bermuda
Beauty Systems Group (Canada), Inc.	Canada
BDM Grange, Ltd.	New Zealand
Cederroth A/S	Denmark
Cederroth A/S	Norway
Cederroth Iberica S.A.	Spain
Cederroth Industrial Products AB	Sweden
Cederroth International AB	Sweden
Cederroth OY	Finland
CIFCO, Inc.	Delaware
La Farmaco Argentina I. y C.S.A.	Argentina
Paramedical A/S	Denmark
Pro-Line International, Inc.	Delaware
Soraya, S.A.	Poland
St. Ives Laboratories, Inc.	Delaware

Subsidiaries of the company omitted from the above table, considered in the aggregate, would not be considered significant.